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                                                                     Exhibit 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       ANCHOR GLASS CONTAINER CORPORATION
                            (A DELAWARE CORPORATION)

         Anchor Glass Container Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. The name of the corporation is Anchor Glass Container Corporation. The date of filing of its original Certificate of Incorporation, under the name Anchor Glass Acquisition Corporation, with the Secretary of State was January 3, 1997.

         2. This Amended and Restated Certificate of Incorporation has been duly adopted and effected in conformity with Sections 245 and 303 of the General Corporation Law of the State of Delaware (the "DGCL") pursuant to the Order Confirming the Amended Reorganization Plan of Anchor Glass Container Corporation (the "Plan") entered by the United States Bankruptcy Court for the Middle District of Florida on August 8, 2002 in the chapter 11 case of In re:
Anchor Glass Container Corporation, et al., Case no. 02-07233-8C1, in accordance with chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Court had jurisdiction over the proceeding under Title 28 of the United States Code, section 1334.

         3. This Amended and Restated Certificate of Incorporation shall be effective upon filing.

         4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by restating the text of the original Certificate of Incorporation, as amended and restated, in full to read as follows:

         FIRST:   The name of the corporation is Anchor Glass Container
Corporation (the "Corporation").
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         SECOND:  The address of the Corporation's registered office in the
State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Corporation Trust Company is the Corporation's registered agent at that address.

         THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

         FOURTH: A. The Corporation shall have authority to issue Ten Million One Hundred Thousand (10,100,000) shares of capital stock, consisting of the following: (a) Ten Million (10,000,000) shares of common stock, par value ten cents ($0.10) per share (the "Common Stock") and (b) One Hundred Thousand (100,000) shares of preferred stock, par value one cent ($0.01) per share (the "Preferred Stock"). To the extent required by Section 1123(a) of the Bankruptcy Code, no non-voting equity securities shall be issued by the Corporation.

              B. The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

         FIFTH:   Except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not apply to liability of a director (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation shall indemnify directors and officers of the

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Corporation to the fullest extent permitted by the DGCL. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         SIXTH:   The Board of Directors shall have the power to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-law.

         SEVENTH: The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the DGCL. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

         EIGHT:   The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

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         The undersigned, being the President of the Corporation, does make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 30th day of August, 2002.


                                                /s/ Richard M. Deneau
                                                --------------------------------
                                                Name: Richard M. Deneau
                                                Title: President

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